Exhibit 99.1

Contacts:	Steven O. Cordier

Sr. Vice President and CFO

(303) 649-1900

scordier@penx.com

PENFORD REPORTS SECOND QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

•	Second quarter operating income rose 15% to $2.9 million from last year’s second quarter.

•	Second quarter gross margin increased 11% to $12.2 million.

•	Food Ingredients quarterly sales rose 14% to a record of $30.3 million.

•	Gum Technology Corporation was acquired on March 25, 2014.

CENTENNIAL, CO, April 9, 2014 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for food and industrial markets, today reported second quarter and year-to-date fiscal year 2014 results.

The Company reported net income of $1.2 million, or $0.10 per diluted share, for the quarter. Consolidated sales for the quarter were $106 million compared with $110 million in last year’s second quarter, primarily because lower corn and by-product prices reduced revenues. Gross margins improved in both divisions despite the difficult winter manufacturing situation. Consolidated operating income increased 15% on higher volumes, better results from ethanol operations and an improving total product mix.

In the first half of fiscal 2014, consolidated sales were $215.4 million and net income equaled $1.7 million, or $0.13 per diluted share.

Penford Corporation - Financial Highlights

(In thousands)	Q2 FY 14	Q1 FY 14	Q2 FY 13
Food Ingredients:
Sales	$30,279	$28,651	$26,604
Gross Margin	8,813	9,274	8,128
EBITDA (see note below)	6,316	7,055	6,082
Industrial Ingredients:
Sales	$75,828	$80,600	$83,478
Gross Margin	3,356	1,435	2,873
EBITDA (see note below)	2,726	647	2,342
Consolidated:
Sales	$106,107	$109,251	$110,082
Gross Margin	12,169	10,709	11,001
EBITDA (see note below)	6,225	4,940	6,037
Net income	1,240	488	1,191

Consolidated:	LTM Feb ‘14	LTM Feb ‘13
Sales	$454,503	$449,610
EBITDA (see note below)	20,694	17,945
Net income (loss)	2,837	(6,921)
Total Debt	68,900	85,632

Highlights for the quarter are as follows:

Food Ingredients Division

•	Revenues increased on stronger volumes in nearly every product segment, including pet products, gluten-free, sauces, protein and coating applications.

•	Additional investments in R&D and commercial staff increased operating expenses by about 15% in each category.

•	Operating income improved to $5.8 million on higher sales and higher plant capacity utilization.

Industrial Ingredients Division

•	Revenue declined 9% to $75.8 million on lower prices for corn and by-products. Unit prices, excluding corn, increased.

•	Bio-products revenue was up 20% on improved volumes largely from new business gains.

•	The Company increased ethanol volumes more than 30% as crush margins expanded on higher demand and fuel market supply chain dislocations that caused regional shortages during the harsh winter.

•	Gross margin rose 17% on higher volumes, lower input costs and higher plant through-put despite challenging production conditions that pushed energy, freight and maintenance costs up by more than $1 million above a year ago.

•	Operating income was slightly above break-even compared with a loss of $0.5 million in the second quarter last year.

Consolidated Results

•	Cash use from operations was $3.3 million less than a year ago primarily due to lower working capital balances.

•	Total debt outstanding fell $16.7 million, or 20%, to $68.9 million from a year ago.

Acquisition Details

•	On March 25, 2014, the Company acquired Gum Technology, which markets a wide range of gums and other hydrocolloids.

•	The combination should create growth opportunities through applications development in both the food and industrial businesses.

•	The Company expects the acquisition to be accretive within the next twelve months.

Conference Call

The Company will host a conference call to discuss fiscal 2014 second quarter results today, April 9, 2014 at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 9, 2014, please phone 1-877-407-9205 at 7:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation Financial Highlights	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2014	2013	2014	2013
Consolidated Results (unaudited)
Sales	$106,107	$110,082	$215,357	$228,104

Income from operations	$2,911	$2,530	$4,552	$6,550

Net income	$1,240	$1,191	$1,727	$2,897

Earnings per share, diluted	$0.10	$0.10	$0.13	$0.23

Cash Flows (unaudited)
Cash flow provided by (used in):
Operating activities	$(283)	$(3,592)	$8,391	$3,352
Investing activities	(3,158)	(1,565)	(5,477)	(4,990)

Financing activities	3,244	5,186	(3,135)	1,634

Increase/(decrease) in cash	$(197)	$29	$(221)	$(4)

Balance Sheets (unaudited)
	February 28, 2014	August 31, 2013
Current assets	$89,793	$90,114
Property, plant and equipment, net	111,519	112,141
Other assets	21,121	22,363

Total assets	222,433	224,618

Current liabilities	36,885	35,640
Long-term debt	67,597	72,739
Other liabilities	33,001	33,346
Shareholders’ equity	84,950	82,893

Total liabilities and equity	$222,433	$224,618

Penford Corporation

Consolidated Statements of Operations (unaudited)	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2014	2013	2014	2013
Sales	$106,107	$110,082	$215,357	$228,104
Cost of sales	93,938	99,081	192,480	203,845

Gross margin	12,169	11,001	22,877	24,259

Operating expenses	7,850	7,171	15,650	14,944
Research and development expenses	1,408	1,300	2,675	2,765

Income from operations	2,911	2,530	4,552	6,550

Interest expense	816	983	1,630	2,064
Other non-operating income (expense), net	6	84	14	(79)

Income before income taxes	2,101	1,631	2,936	4,407

Income tax expense	861	440	1,209	1,510

Net income	$1,240	$1,191	$1,727	$2,897

Weighted average common shares and equivalents outstanding, diluted	12,835	12,503	12,831	12,439

Earnings per common share, diluted	$0.10	$0.10	$0.13	$0.23

Penford Corporation

Reconciliation of Non-GAAP Measure

To supplement the segment and consolidated financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company utilizes a non-GAAP financial measure—net income (loss) before interest, taxes, depreciation and amortization expense (“EBITDA”). The Company uses EBITDA to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results. This non-GAAP measure is not a substitute for, or an alternative to, the corresponding measure calculated in accordance with GAAP.

Reconciliation of Non-GAAP EBITDA to GAAP Operating Income (Loss)

(unaudited)

	Three Months Ended February 28, 2014			Three Months Ended February 28, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$5,794	$14	$2,911	$5,535	$(452)	$2,530

Depreciation and amortization	522	2,704	3,308	547	2,791	3,421
Other non-operating income	—	8	6	—	3	86

EBITDA	$6,316	$2,726	$6,225	$6,082	$2,342	$6,037

	Three Months Ended November 30, 2013
	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$6,530	$(2,043)	$1,641

Depreciation and amortization	525	2,684	3,291
Other non-operating income	—	6	8

EBITDA	$7,055	$647	$4,940

	Twelve Months Ended February 28,
	2014	2013
Operating income	$7,406	$10,599

Loss on redemption of Preferred Stock	—	(6,599)
Depreciation and amortization	13,122	13,844
Other non-operating income	166	101

EBITDA	$20,694	$17,945

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